UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  December 15, 2009

PIER 1 IMPORTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-07832	75-1729843
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

100 Pier 1 Place, Fort Worth, Texas 76102
(Address of principal executive offices, including zip code)

817-252-8000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions: (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

The information contained in this Current Report pursuant to this “Item 2.02 Results of Operations and Financial Condition” is being furnished. The information in this Item on Form 8-K and on Exhibit 99.1 attached hereto shall not be deemed to be filed for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.

On December 17, 2009, Pier 1 Imports, Inc. (the “Company”) issued a press release announcing the Company’s financial results for the third quarter ended November 28, 2009. A copy of this press release is attached hereto as Exhibit 99.1.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)     On December 15, 2009, the Board of Directors of the Company approved a renewal and extension of the employment agreement of Alexander W. Smith (the “Employment Agreement”), the President and Chief Executive Officer of the Company, which would have expired on February 27, 2010, if not renewed. A copy of the Employment Agreement is attached as Exhibit 10.1 and is incorporated herein by reference. The following is a brief description of the material terms and conditions of the Employment Agreement.

The Employment Agreement will continue until March 2, 2013, with one-year renewal provisions.  Under the terms of the Employment Agreement, Mr. Smith’s base salary remains unchanged at $1,050,000 per calendar year, and may be adjusted from time to time by the Compensation Committee of the Company’s Board of Directors.  Additionally, Mr. Smith is entitled to participate in the Company’s senior management short-term incentive cash award bonus program and long-term incentive cash award bonus program as those programs may exist and be in effect from time to time.

The Employment Agreement provides that Mr. Smith will receive a grant of 375,000 shares of restricted stock on December 18, 2009, under the Company’s 2006 Stock Incentive Plan, restated as amended (the “Plan”), which will vest one-third per year on the first three anniversaries of the grant date, provided Mr. Smith is employed on such dates.  An additional 375,000 shares of restricted stock will be granted to Mr. Smith on February 28, 2010, February 27, 2011, and February 26, 2012, under the Plan, provided Mr. Smith is employed on such dates.  The vesting of the additional restricted stock grants is as follows: (i) one-half of the 375,000 shares of restricted stock will vest one-third per year on the last day of the fiscal year in which the grant occurred and on the last day of the following two fiscal years, provided Mr. Smith is employed by the Company on the last day of each such fiscal year; and (ii) one-half of the 375,000 shares of restricted stock will vest one-third annually, provided that (x) the Company satisfies certain EBITDA targets as established annually by the Compensation Committee for the fiscal year in which the grant occurred and for each of the following two fiscal years, and (y) Mr. Smith is employed by the Company on the last day of each such fiscal year.  Vesting is prorated, as provided in the Employment Agreement, if an EBITDA target is partially met.  Over a three-year performance (vesting) period, if the EBITDA targets are not satisfied in any fiscal year, the shares shall still vest if the sum of consecutive years' EBITDA equals or exceeds the sum of the individual consecutive fiscal year EBITDA targets.

Upon termination of Mr. Smith’s employment by the Company without Cause or by Mr. Smith with Good Reason, any and all of Mr. Smith’s restricted stock that has been granted and has not vested will vest.  In addition, Mr. Smith will be paid the greater of (1) his compensation and benefits through the end of the then-existing Employment Agreement term; plus an amount equal to the higher of (i) the last annual cash bonus paid to Mr. Smith or (ii) the average of the last three annual cash bonuses paid to Mr. Smith; plus any and all long-term incentive cash award bonuses which have been earned but not paid because the entire performance period has not ended, or (2) a severance amount equal to one full year of Mr. Smith's then-existing base salary, and any and all long-term incentive cash award bonuses which have been earned but not paid because the entire performance period has not ended.  Upon the non-renewal of the Employment Agreement by the Company, Mr. Smith will be paid the amount stated in (2) above, and any and all of Mr. Smith's restricted stock that has been granted and has not vested will vest.

The Employment Agreement includes terms similar to Mr. Smith’s existing employment agreement related to the scope of employment, covenants not to compete and not to solicit, the “gross-up” payment for taxes incurred upon a change in control of the Company, the definitions of “Cause” and “Good Reason”, and binding arbitration.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Employment Agreement dated as of December 15, 2009 by and between Alexander W. Smith and Pier 1 Imports, Inc.

99.1	Press release dated December 17, 2009 announcing the Company’s third quarter financial results for the period ended November 28, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIER 1 IMPORTS, INC.

Date:	December 17, 2009	By:	/s/ Michael A. Carter
Michael A. Carter, Senior Vice
President and General Counsel, Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement dated as of December 15, 2009 by and between Alexander W. Smith and Pier 1 Imports, Inc.

99.1	Press release dated December 17, 2009 announcing the Company’s third quarter financial results for the period ended November 28, 2009.